EXHIBIT 10.47

HEARTLAND PAYMENT SYSTEMS, INC.
2008 EQUITY INCENTIVE PLAN
NOTICE OF ABSOLUTE TOTAL SHAREHOLDER RETURN
PERFORMANCE SHARE UNIT GRANT

Grantee Name: [_____ __________]
Pursuant to the terms of the Heartland Payment Systems, Inc. 2008 Equity Incentive Plan, as amended and restated (the “Plan”), you have been granted Performance Share Units (referred to as “Absolute TSRs”) of Heartland Payment Systems, Inc. (the “Company”) upon the terms and conditions set forth herein and in the Performance Share Unit Agreement (the “Agreement”) which is attached hereto:

Number of Absolute TSRs Granted:
Target Number: _____________________________
Maximum Number: __________________________
The number of Absolute TSRs subject to this Agreement shall be the Target Number indicated above, adjusted as determined below.

Date of Grant:	December 6, 2013
Vesting Date:
December 6, 2016 (“3-Year Vesting Date”)
Or
December 6, 2017 (“4-Year Vesting Date”)
Subject to the performance benchmarks enumerated below, and so long as you are in Continuous Service (as defined in the Plan) status with the Company, the Absolute TSRs shall vest and the Shares underlying such Absolute TSRs shall be paid as described under the heading Vesting of Absolute TSRs and pursuant to Section 4 of the Agreement.

Transferability:	The Absolute TSRs granted hereunder may not be transferred.
Vesting of Absolute TSRs:            The value of these Absolute TSRs, if any, will be dependent upon the Company’s total shareholder return (“TSR”) over the Performance Period (as defined below) as described below under the heading “Absolute TSR Goals.” Actual performance against the Absolute TSR Goals is measured over the period beginning on December 6, 2013 and ending on December 5, 2017 (the “4-Year Performance Period”); provided, however, that the Absolute TSRs are subject to accelerated vesting if a portion of the TSR Goals are met during the period beginning on December 6, 2013 and ending on December 5, 2016 (the “3-Year Performance Period”, and together with the 4-Year Performance Period, the “Performance Period”), and if a greater number of Absolute TSRs vested during the 4-Year Performance Period than vested during the 3-Year Performance Period, you will receive the difference between the Absolute TSRs that vested for the 4-Year Period and the Absolute TSRs that vested for the 3-Year Performance Period. By way of illustration only, if the TSR at the end of the 3-Year Performance Period is 52%, then you will receive 148% of the Target Number, however, if the TSR is then 107% at the end of the 4-Year Performance Period, then you will receive an amount of Absolute TSRs above the 148% of the Target Number you received to bring your Award to 200% of the Target Number.
The Absolute TSR Goals must be certified by the Administrator in order for any portion of this Award to vest. The Administrator will certify the results of the Absolute TSR Goals as soon as reasonably possible either after the applicable Performance Period. Any portion of this Award that is eligible to vest based on the Administrator’s certification will vest on the applicable 3-Year Vesting Date or 4-Year Vesting Date and will be paid in accordance with Section 4 of the Agreement. Any portion of this Award that is not eligible to vest based on the Administrator’s certification will terminate after such certification subsequent to the 4-Year Vesting Date. Notwithstanding the foregoing, this Notice and the Agreement provide certain circumstances in which you may vest in this Award before the applicable 3Year Vesting Date or 4-Year Vesting Date and/or without certification of the Absolute TSR Goals by the Administrator. If any such provisions of this Notice or of the Agreement apply, then any portion of the Award that does not vest pursuant to those sections will terminate.
Definition of TSR:                 “TSR” means stock price appreciation from the beginning to the end of the applicable 3-Year Performance Period or 4-Year Performance Period, including dividends paid per share during the applicable 3-Year Performance Period or 4-Year Performance Period, adjusted for stock splits or similar changes in capital structure. Except as modified due to a Change of Control, for purposes of computing TSR, the Company’s stock price at the beginning of the Performance Period will be the closing price of a share of common stock of the Company on December 6, 2013 (the “Beginning Stock Price”), and the Company’s stock price at the end of the Performance Period will be the average price of a share of common stock of the Company over the 30 calendar days ending December 5, 2016 or December 5, 2017, as applicable (the “Ending Stock Price”).
Calculation of TSR:                The TSR will be calculated as follows:

(i)
3-Year Performance Period:(a) the Ending Stock Price minus (b) the Beginning Stock Price (c) plus dividends paid per share over the 3-Year Performance Period divided by (ii) the 3-Year Ending Stock Price.

(ii)
4-Year Performance Period: (a) the Ending Stock Price minus (b) the Beginning Stock Price (c) plus dividends paid per share over the 4-Year Performance Period divided by (ii) the 4-Year Ending Stock Price.

Absolute TSR Goals:
3-Year Performance Period:
For each 1% that the TSR actually achieved by the Company is above the Target TSR for the 3-Year Performance Period, the Target Number shall be increased by .852% (with the resulting determination to be rounded down to the nearest whole number in case of a fractional result); provided, however, that the maximum increase in the Target Number that may be provided pursuant to the foregoing is 100% (by way of illustration only, if the Company’s TSR is 10% above the Target TSR, then there would be a 8.52% increase in the Target Number). The table below demonstrates these results for several potential outcomes.

None of the ABSOLUTE TSRs granted hereunder will vest if at the end of the 3-Year Performance Period if the TSR is below 33% for the 3-Year Performance Period.
4-Year Performance Period:
For each 1% that the TSR actually achieved by the Company, the Target Number shall be increased by .767% (with the resulting determination to be rounded down to the nearest whole number in case of a fractional result); provided, however, that the maximum increase in the Target Number that may be provided pursuant to the foregoing is 100% (by way of illustration only, if the Company’s TSR is 10% above the Target TSR, then there would be a 7.67% increase in the Target Number). The table below demonstrates these results for several potential outcomes. The Absolute TSRs granted hereunder will be terminated and forfeited if the TSR is below 46% at the end of the 4-Year Performance Period if the TSR was also below 33% at the end of the 3-Year Performance Period.
The table below sets forth several potential outcomes for the Absolute TSR Goals for the relevant Performance Period and the actual number of Absolute TSRs that will vest for the 3-Year Performance Period or 4-Year Performance Period based upon the Company’s TSR as follows*:

	Three-Year Cumulative TSR (3-Year Performance Period)	Four-Year Cumulative TSR (4-Year Performance Period)	Earned as Percentage of Target**
Maximum	73%	107%	200%
	62%	91%	173%
	52%	75%	148%
	42%	60%	123%
Target	33%	46%	100%
	Less than 33%	Less than 46%	0%
*NOTE THAT THERE SHALL BE LINEAR INTERPOLATION BETWEEN TSR LEVELS SHOWN IN THE TABLE ABOVE.
**Payout ranges 0%- 200% of target based on the schedule above, no Absolute tsrs will vest for below target performance.

No Employment or Service Contract. In addition, you agree and acknowledge that your rights to the Absolute TSRs (and applicable related Dividend Equivalents) (and any Shares to be issued to you upon vesting of the Absolute TSRs) will be earned only as you provide services to the Company over time, that the grant of the ABSOLUTE TSRs (and applicable related Dividend Equivalents) is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached Plan or Agreement shall confer upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without Cause.
Change of Control.
(a) In the event of a Change of Control (as defined in the Plan), the Absolute TSRs shall be deemed to be earned at the above Target Number threshold and will vest on the Vesting Date set forth above.
(b) If there is an interruption or termination of your Continuous Service due to a “qualifying termination” following a Change of Control, then the outstanding Absolute TSRs shall vest immediately upon such “qualifying termination” and the Shares underlying such Absolute TSRs shall be paid pursuant to Section 4 of the Agreement.

(c) In the event of a Change of Control, if any surviving or acquiring entity does not (i) assume or continue all or any part of the Absolute TSR granted hereunder or (ii) substitute substantially equivalent equity awards (including an award to acquire substantially the same consideration paid to the stockholders in the transaction by which the Change of Control occurs), then the outstanding Absolute TSRs shall vest immediately prior to such Change of Control and the Shares underlying such Absolute TSRs shall be paid pursuant to Section 4 of the Agreement.
For these purposes, a “qualifying termination” means (i) an involuntary termination of your Continuous Service by the Company or (ii) a termination of your Continuous Service by you for “good reason”. For these purposes, “good reason” shall mean the occurrence, without your written consent, of any of the following circumstances:
(1)the assignment to you of any duties or responsibilities not comparable to your position (as it existed immediately prior to the Change of Control) and that results in a substantial diminution or material adverse change in such duties or responsibilities from those in effect immediately prior to the Change of Control other than a change in title or reporting relationships;

(2)a reduction by the Company in your annual base salary as in effect immediately prior to the Change of Control; or.

(3)the relocation of your principal place of employment to a location more than fifty miles from your principal place of employment immediately preceding the Change of Control that materially increases your commute compared to your commute as in effect immediately prior to the Change of Control.

For any purported termination of your Continuous Service for “good reason”, you must provide notice not later than 30 days following the date you had actual knowledge of the event constituting “good reason”, and the Company shall have 30 days from such notice to cure the event before any “good reason” termination may occur.
Termination Due to Retirement. If there is a termination of your Continuous Service due to your Retirement (as defined below) during the Performance Period, then the number of Shares underlying the Absolute TSRs that are earned for meeting the TSR Goals will be prorated daily to reflect the portion of the Performance Period during which your Continuous Service continued. The payment of the Shares underlying the Absolute TSRs shall be delayed until the date they would have been paid if not for your Retirement. For purposes hereof, “Retirement” means the termination of your Continuous Service after you have reached age seventy (70) and completed ten full years of Continuous Service with the Company (including any Subsidiary).
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Agreement or the Plan.
By your signature and the signature of the Company’s representative below, you and the Company agree that the Absolute TSRs (and applicable related Dividend Equivalents) are granted under and governed by the terms and conditions of the Plan and the Agreement, both of which are attached and made a part of this document. You further acknowledge receipt of a copy of the Plan and the Agreement, represent that you have read and are familiar with their provisions, and hereby accept the Absolute TSRs (and applicable related Dividend Equivalents) subject to all of their terms and conditions.

HEARTLAND PAYMENT SYSTEMS, INC.
By: ____________________________________             Name:
Title:
This award of Absolute TSRs is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
Dated: __________________________        ____________________________________                                    Grantee’s Signature
Grantee’s name and address:
________________________________
________________________________

CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalties and (ii) was not written to promote, market or recommend the transaction or matter addressed in the communication. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

HEARTLAND PAYMENT SYSTEMS, INC.
2008 EQUITY INCENTIVE PLAN
TOTAL SHAREHOLDER RETURN
PERFORMANCE SHARE UNIT AGREEMENT

1.Grant of Absolute TSRs. Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), hereby grants to ________________ (the “Grantee”), the total number of Performance Share Units (“Absolute TSRs”) set forth in the Notice of Performance Share Unit Grant (the “Notice”), subject to the terms, definitions and provisions of the Heartland Payment Systems, Inc. 2008 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.Restrictions and Conditions. Prior to the vesting of the Absolute TSRs (and applicable related Dividend Equivalents) as described in the Notice, the Grantee shall have no rights in the Absolute TSRs (and applicable related Dividend Equivalents) except as specifically provided herein.

(a)No Voting Rights or Dividends. Until such time as the Absolute TSRs are paid to the Grantee in Shares, the Grantee shall have no voting rights and shall not be entitled to payment or accrual of any dividends or other distributions with respect to the Absolute TSRs or the Shares underlying the Absolute TSRs.

(b)Dividend Equivalents. Notwithstanding the above, each outstanding Absolute TSR shall accrue Dividend Equivalents. Dividend Equivalents will not accrue interest, and will be subject to similar adjustments relating to the Absolute TSRs due to the achievement of the performance criteria provided for in the Notice. Such Dividend Equivalents shall be paid in cash only when and if the Absolute TSR on which such Dividend Equivalents were accrued vests and is settled as provided in the Notice and this Agreement. To the extent the Absolute TSR on which such Dividend Equivalents were accrued does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents shall be forfeited.

(c)Restrictions on Transfer. The Absolute TSRs (and applicable related Dividend Equivalents) granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated and any such attempt to transfer any Absolute TSR (and applicable related Dividend Equivalents) will not be honored.

3.Vesting of Absolute TSRs. The Absolute TSRs (and applicable related Dividend Equivalents) shall vest pursuant to the vesting schedule set forth in the Notice, so long as the Grantee remains in Continuous Service status with the Company through the applicable 3-Year Vesting Date or 4-Year Vesting Date. Except as specifically provided for herein, the Grantee’s rights to all Absolute TSRs (and applicable related Dividend Equivalents) granted herein and not yet vested in accordance with the provisions of the Notice shall automatically terminate upon the Grantee’s termination of Continuous Service status with the Company, whether voluntarily or involuntarily, for any reason. Notwithstanding the foregoing, if the Grantee’s termination of Continuous Service status with the Company is because of the Grantee’s death or Disability, then the Absolute TSRs shall vest at the Target Number set forth in the Notice and be paid immediately.

4.Receipt of Shares Upon Vesting. As soon as practicable following the vesting of the Absolute TSRs (and applicable related Dividend Equivalents) as set forth in the Notice (but in no event later than 30 days following the applicable vesting date), the Grantee shall receive one Share for each vested Absolute TSR, subject to adjustments set forth in the Absolute TSR Goals provision of the Notice (and payment of any applicable related Dividend Equivalents). Shares to be acquired pursuant to this Award shall be issued and delivered to the Grantee either in actual stock certificates or by electronic book entry, subject to tax withholding as provided in Section 6 below.

5.Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.Tax Consequences. The Company has not provided any tax advice with respect to the Absolute TSRs or the disposition of the Shares. The Grantee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, payment, assignment, release, settlement, cancellation or any other disposition of the Absolute TSRs (and applicable related Dividend Equivalents) (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares. The Grantee should also take advice in respect of the taxation indemnity provisions under Section 8 below. The Grantee shall, not later than the date as of which the receipt of any Absolute TSR (and applicable related Dividend Equivalents) becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued (or applicable related Dividend Equivalents to be paid), or (ii) transferring to the Company, a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.Data Protection.

(a)To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about the Grantee and to transfer this data to certain third parties such as brokers with whom the Grantee may elect to deposit any share capital under the Plan. The Grantee consents to the Company (or its payroll administrators) collecting, holding and processing the Grantee’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.

(b)The Grantee understands that the Grantee may, at any time, view the Grantee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer the Grantee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Grantee.

8.Grantee’s Taxation Indemnity.

(a)To the extent permitted by law, the Grantee hereby agrees to indemnify and keep indemnified the Company and the Company as trustee for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of the Grantee’s country or citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposition of the Shares.

(b)The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares (or any payment of applicable related Dividend Equivalents) unless and until the Grantee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Absolute TSR Tax Liability”), or the Grantee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Absolute TSR Tax Liability will be recovered from the Grantee within such period as the Company may then determine.

9.Compensation Recovery Policy. Without limiting any other provision of this Agreement, the Absolute TSRs (and applicable related Dividend Equivalents) granted hereunder, and any related issuance of Shares or payments made hereunder, shall be subject to the Company’s Compensation Recovery Policy (as amended from time to time, and including any successor or replacement policy or standard) attached hereto as Exhibit A.

10.Miscellaneous.

(a)This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

(b)The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of this award of Absolute TSRs (and applicable related Dividend Equivalents) ), and hereby accepts the Absolute TSRs (and applicable related Dividend Equivalents) and agrees to be bound by the contractual terms as set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to the Absolute TSRs (and applicable related Dividend Equivalents). In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. This Agreement, the Notice and the Plan, constitute the entire agreement between the Grantee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

(c)It is intended that this Agreement (and any payment to the Grantee) will be exempt from or in compliance with Section 409A of the Internal Revenue Code (the “Code”), and the Agreement (and any payment to the Grantee) shall be interpreted and construed on a basis consistent with such intent. The Agreement (and any payment to the Grantee) may be amended in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A of the Code. The preceding shall not be construed as a guarantee of any particular tax effect for payment to the Grantee under the Agreement. The Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Grantee in connection with the Agreement (including any taxes and penalties under Section 409A of the Code). If the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code as of the Grantee’s termination of Continuous Service, payment of deferred compensation subject to Section 409A of the Code shall be made to the Grantee in one (1) lump sum six (6) months following such termination date; provided, however, that any payment or portion thereof which is subject to an exemption provided under Section 409A of the Code and the relevant Treasury Regulations thereunder allowing for payment to a specified employee prior to the date that is six months following the termination of the Grantee’s Continuous Service, shall be paid in accordance with the terms and conditions set forth in the Agreement. Where Section 409A of the Code applies, in the case of any payment made on a termination of the Grantee’s Continuous Service, a termination of the Grantee’s Continuous Service shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(d)The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

GRANTEE _____________________________ (Signature) _____________________________ (Printed Name) Dated: _______________________	HEARTLAND PAYMENT SYSTEMS, INC. By: _____________________________ Name: __________________________ Title: ___________________________

EXHIBIT A
COMPENSATION RECOVERY POLICY
(as adopted by the Compensation Committee on December 11, 2011)
It shall be the policy of the Company that in the event of a restatement of the Company’s financials due to material non-compliance with any financial reporting requirements under the securities laws:

•
the Company will be entitled to recoup from all employees carrying the title of Director or higher (the “Covered Grantee”) all performance awards that were paid to the Covered Grantee to the extent that they would not have been paid if performance had been measured in accordance with the restated financials;

•
the policy will only apply to performance awards paid to the Covered Grantee during the three-year period prior to the date on which the Company discovered that it was required to restate its financials; and

•	the Company may recoup such amount in any manner as determined by the Committee at the time.